Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) present the pro forma financial position as of September 30, 2013 and the results of operations for the three months ended September 30, 2013 and for the year ended June 30, 2013 based upon the consolidated historical financial statements of Bally Technologies, Inc. (the “Company”) and SHFL entertainment, Inc. (“SHFL”) after giving effect to the acquisition of SHFL and related financing transaction (the “Transaction”) as further described under Note 1, Description of Transaction. The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2013 and the year ended June 30, 2013 (the “pro forma statements of operations”) give effect to the Transaction as if it had been completed on July 1, 2012. The unaudited pro forma condensed combined balance sheet as of September 30, 2013 (the “pro forma balance sheet”) gives effect to the Transaction as if it had been completed on September 30, 2013.

The pro forma adjustments reflected in the pro forma financial statements are based on items that are (1) directly attributable to the Transaction, (2) factually supportable, and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The pro forma financial statements reflect certain adjustments and reclassifications to the historical financial statements of SHFL to conform to the Company’s accounting policies and financial statement presentation. The adjustments reflect the Company’s best estimates based upon the information currently available. The reclassifications were determined based upon the information currently available and additional reclassifications may be necessary once the accounting for the Transaction is completed and additional information becomes available.

In accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the Transaction will be accounted for under the acquisition method of accounting, which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values as of the date of the Transaction. The pro forma financial statements reflect a preliminary allocation of the purchase price based on assumptions and estimates with respect to fair value that are subject to change when the Company finalizes its valuation analyses. Any such changes to the preliminary allocation may be material.

The pro forma financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the accompanying notes. The pro forma financial statements are not necessarily indicative of what the operating results or financial position actually would have been had the Transaction been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future operating results or financial position of the Company. The pro forma statements of operations do not include: (1) any revenue or cost saving synergies that may be achieved subsequent to the completion of the Transaction; or (2) the impact of non-recurring items directly related to the Transaction.  The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements and the separate historical financial statements and accompanying notes of the Company and SHFL.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ended September 30, 2013

(Unaudited, in 000s, except per share amounts)

	Historical
	Bally Technologies, Inc.	SHFL entertainment, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues:
Gaming equipment and systems	$147,387	$51,481	$—		$198,868
Product lease, operation and royalty	101,902	30,296	—		132,198
	249,289	81,777	—		331,066
Costs and expenses:
Cost of gaming equipment and systems (1)	54,506	18,636	(239)	A	72,903
Cost of product lease, operation and royalty (1)	30,619	11,126	184	C	40,957
			(972)	A
Selling, general and administrative	72,427	26,218	(1,709)	A	90,128
			1,728	A
			(8,536)	B
Research and development costs	29,504	10,093	(109)	A	37,760
			(1,728)	A
Depreciation and amortization	5,265	—	3,029	A	19,757
			11,463	C
	192,321	66,073	3,111		261,505

Operating income	56,968	15,704	(3,111)		69,561
Other income (expense):
Interest income	2,481	243	—		2,724
Interest expense	(4,427)	(288)	(16,707)	F	(21,169)
			253	E
Other, net	(900)	1,411	—		511
Income from continuing operations before income taxes	54,122	17,070	(19,565)		51,627
Income tax (expense) benefit	(16,172)	(6,320)	6,864	G	(15,628)
Net income	37,950	10,750	(12,701)		35,999
Less net loss attributable to noncontrolling interests	166	—	—		166
Net income attributable to Bally Technologies, Inc.	$37,784	$10,750	$(12,701)		$35,833

Basic earnings per share	$0.98	$0.19			$0.93
Diluted earnings per share	$0.97	$0.19			$0.92

Weighted average shares outstanding:
Basic	38,381	57,258			38,381
Diluted	39,091	58,053			39,091

(1) Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets which are included in depreciation and amortization.

See accompanying notes to the pro forma combined financial statements, which are an integral part of these statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended June 30, 2013

(Unaudited, in 000s, except per share amounts)

	Historical
	Bally Technologies, Inc.	SHFL entertainment, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues:
Gaming equipment and systems	$592,061	$165,796	$—		$757,857
Product lease, operation and royalty	404,978	117,490	—		522,468
	997,039	283,286	—		1,280,325
Costs and expenses:
Cost of gaming equipment and systems (1)	228,805	61,938	7,856	D	297,621
			(978)	A
Cost of product lease, operation and royalty (1)	122,188	40,798	737	C	159,592
			(4,131)	A
Selling, general and administrative	276,685	92,617	(7,059)	A	363,597
			6,364	A
			(5,010)	B
Research and development costs	111,118	36,506	(339)	A	140,921
			(6,364)	A
Depreciation and amortization	22,733		12,507	A	81,090
			45,850	C
	761,529	231,859	49,433		1,042,821

Operating income	235,510	51,427	(49,433)		237,504
Other income (expense):
Interest income	5,328	697	—		6,025
Interest expense	(18,120)	(1,086)	(66,827)	F	(85,002)
			1,031	E
Other, net	(6,443)	174	—		(6,269)
Income from continuing operations before income taxes	216,275	51,212	(115,229)		152,258
Income tax (expense) benefit	(76,574)	(15,101)	40,737	G	(50,938)
Net income	139,701	36,111	(74,492)		101,320
Less net loss attributable to noncontrolling interests	(1,743)	—	—		(1,743)
Net income attributable to Bally Technologies, Inc.	$141,444	$36,111	$(74,492)		$103,063

Basic earnings per share	$3.53	$0.64			$2.57
Diluted earnings per share	$3.45	$0.63			$2.51

Weighted average shares outstanding:
Basic	40,120	56,806			40,120
Diluted	40,992	57,514			40,992

(1) Cost of gaming equipment and systems and product lease, operation and royalty exclude amortization related to intangible assets which are included in depreciation and amortization.

See accompanying notes to the pro forma combined financial statements, which are an integral part of these statements.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2013

(Unaudited, in 000s)

	Historical
	Bally Technologies, Inc.	SHFL entertainment, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$66,216	$43,031	$1,430,000	B	$131,826
			(1,362,653)	C
			(33,016)	D
			(11,752)	E
Restricted cash	13,422	—	—		13,422
Accounts and notes receivable, net of allowance	258,743	57,140	2,151	A	317,090
			(944)	F
Inventories	66,097	34,140	7,856	G	107,409
			(684)	A
Prepaid and refundable income tax	13,249	8,579	—		21,828
Deferred income tax assets	38,659	3,417	(11,688)	L	30,388
Deferred cost of revenue	21,505	—	—		21,505
Prepaid assets	18,526	—	4,929	A	23,455
Other current assets	2,691	8,076	(4,929)	A	3,892
			684	A
			(2,151)	A
			(479)	F
Total current assets	499,108	154,383	17,324		670,815
Restricted long-term investments	14,952	—	—		14,952
Long-term accounts and notes receivable, net of allowance	61,862	9,668	—		71,530
Property, plant and equipment, net	36,709	35,010	586	H	68,118
			(4,187)	A
Leased gaming equipment, net	109,028	32,840	1,807	I	143,675
Goodwill	172,386	87,602	745,549	K	1,005,537
Intangible assets, net	23,829	57,529	448,911	J	534,456
			4,187	A
Deferred income tax assets	17,481	4,330	(17,229)	L	4,582
Income tax receivable	1,837	—	.		1,837
Deferred cost of revenue	13,182	—	—		13,182
Other assets, net	31,635	2,412	22,551	D	55,645
			(953)	F
Total assets	$982,009	$383,774	$1,218,546		$2,584,329

See accompanying notes to the pro forma combined financial statements, which are an integral part of these statements.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2013

(Unaudited, in 000s)

(Continued)

	Historical
	Bally Technologies, Inc.	SHFL entertainment, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,954	$10,437	$—		$44,391
Accrued and other liabilities	86,547	29,390	9,752	N	126,428
			739	L
Jackpot liabilities	11,012	—	—		11,012
Deferred revenue	54,757	4,508	(944)	F	58,321
Income tax payable	12,957	5,732	—		18,689
Current maturities of long-term debt	26,447	—	11,000	B	37,447
Total current liabilities	225,674	50,067	20,547		296,288
Long-term debt, net of current maturities	527,500	3,294	(2,000)	E	1,937,329
			1,419,000	B
			(10,465)	D
Deferred revenue	30,647	—	—		30,647
Deferred income tax liabilities	177	3,366	126,685	L	130,228
Other income tax liability	9,489	—	332	A	9,821
Other liabilities	21,540	1,578	(332)	A	22,786
Total liabilities	815,027	58,305	1,553,767		2,427,099
Commitments and contingencies
Stockholders’ equity
Special stock	—	—	—		—
Common stock	6,539	567	(567)	M	6,539
Treasury stock at cost	(1,081,949)	—	—		(1,081,949)
Additional paid-in capital	569,212	147,185	(147,185)	M	569,212
Accumulated other comprehensive income (loss)	(10,733)	22,210	(22,210)	M	(10,733)
Retained earnings	684,123	155,507	(155,507)	M	674,371
			(9,752)	N
Total Bally Technologies, Inc. stockholders’ equity	167,192	325,469	(335,221)		157,440
Noncontrolling interests	(210)	—	—		(210)
Total stockholders’ equity	166,982	325,469	(335,221)		157,230
Total liabilities and stockholders’ equity	$982,009	$383,774	$1,218,546		$2,584,329

See accompanying notes to the pro forma combined financial statements, which are an integral part of these statements.

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Description of the Transaction

On November 25, 2013, Bally Technologies, Inc. (the “Company”) completed the acquisition of SHFL entertainment, Inc. (“SHFL”). In connection with the closing of the Transaction, on November 25, 2013, the Company entered into the Incremental Joinder Agreement (the “Joinder”) among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent (the “Agent”), and the other lenders party thereto. The Joinder provides for a term loan B facility (the “Term Loan B”) of $1.1 billion, the proceeds of which were used to finance the acquisition of SHFL. The Term Loan B has a 7-year maturity, and bears interest at a rate equal to either the applicable base rate plus 2.25%, or LIBOR plus 3.25%. The Term Loan B is subject to amortization of 0.25% per quarter.  The Company also drew $330.0 million on its existing revolving credit facility in connection with the Transaction.

At the effective time of the Transaction, pursuant to the terms of the agreement and plan of merger: (i) each share of SHFL common stock, par value $0.01 (“SHFL Common Stock”) issued and outstanding immediately prior to such time, other than shares of SHFL Common Stock owned by the Company or SHFL (which were cancelled) and shares of SHFL Common Stock with respect to which dissenters’ rights were properly exercised and not withdrawn under Minnesota law, was automatically cancelled and converted into the right to receive $23.25 in cash, without interest (the “Acquisition Consideration”); (ii) each SHFL stock option outstanding as of July 15, 2013 was cancelled in exchange for the right of the holder to receive a lump sum cash payment equal to the number of shares of SHFL Common Stock underlying the SHFL stock option multiplied by the excess, if any, of the Acquisition Consideration over the exercise price of such SHFL stock option (the “Option Payment”); (iii) each award of SHFL restricted shares or restricted stock units outstanding as of July 15, 2013 was cancelled in exchange for the right of the holder to receive a lump-sum cash payment equal to the Acquisition Consideration multiplied by the number of shares of SHFL Common Stock underlying each award (the “Restricted Shares Payment”); and (iv) each award of SHFL performance units outstanding as of July 15, 2013 was cancelled in exchange for the right of the holder to receive a lump-sum cash payment equal to the Acquisition Consideration multiplied by the number of shares of SHFL Common Stock underlying the performance units at the applicable payout percentage (the “Performance Unit Payment”). The aggregate amount paid by the Company in respect of all Acquisition Consideration, Option Payments, Restricted Shares Payments, and Performance Unit Payments was approximately $1.4 billion, which was funded pursuant to the Joinder and the Company’s existing revolving credit facility.

In connection with the transaction SHFL recorded approximately $12.0 million in accelerated share based compensation expense as a result of preexisting conditions in the terms of the original award agreements.

The foregoing description is not complete, and is subject to, and qualified in its entirety by reference to the complete text of the agreement and plan of merger which was filed as Exhibit 2.1 to the Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) on July 18, 2013 and the complete text of the Joinder which was filed as Exhibit 10.1 to Current Report on Form 8-K on November 29, 2013.

Note 2. Basis of Pro Forma Presentation

The pro forma statements of operations for the three months ended September 30, 2013 and the year ended June 30, 2013 give effect to the Transaction as if it had been completed on July 1, 2012. The pro forma balance sheet as of September 30, 2013 gives effect to the Transaction as if it had been completed on September 30, 2013. The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Transaction and related transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The pro forma financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in these notes. The pro forma financial statements are not necessarily indicative of what the operating results or financial position actually would have been had the Transaction been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future operating results or financial position of the Company. The pro forma statements of operations do not include: (1) any revenue or cost saving synergies that may be achieved subsequent to the completion of the Transaction; or (2) the impact of non-recurring items directly related to the Transaction.

The pro forma financial statements have been derived from the historical consolidated financial statements of the Company and SHFL after giving effect to the Transaction. The pro forma financial statements reflect certain adjustments and reclassifications to the historical financial statements of SHFL to conform to the Company’s accounting policies and financial statement presentation. The adjustments reflect the Company’s best estimates based upon the information currently available. The reclassifications were determined based upon the information currently available and additional reclassifications may be necessary once the accounting for the Transaction is completed and additional information becomes available.

The Company prepares its consolidated financial statements on the basis of a fiscal year ending June 30. The consolidated financial statements of SHFL have historically been prepared on the basis of a fiscal year ending October 31. In accordance with applicable SEC rules, if the fiscal year end of an acquired entity differs from the acquirer’s fiscal year end by more than 93 days, the acquired entity’s income statement must be brought within 93 days of the acquirer’s fiscal year end. Consequently, the pro forma statement of operations for the year ended June 30, 2013 includes the historical financial results of SHFL for the four quarters ended July 31, 2013, which is the aggregation of the nine months ended July 31, 2013 and the three months ended October 31, 2012.  The pro forma statement of operations for the three months ended September 30, 2013 includes the historical financial results of SHFL for the quarter ended October 31, 2013.

In accordance with U.S. GAAP, the Transaction will be accounted for under the acquisition method of accounting, which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values and the preliminary allocation below has been prepared to illustrate the estimated effect of the transaction as of it had taken place on September 30, 2013. The information given below reflects a preliminary allocation of the purchase price based on assumptions and estimates with respect to fair value that are subject to change once the Company has completed its detailed valuation analyses. Specifically, the Company is still evaluating the value of intangible assets and finalizing the accounting for taxes.

Note 3. Preliminary Purchase Price and Allocation

The pro forma purchase price allocation is subject to further adjustments as additional information becomes available and additional analysis and final valuations are conducted. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimate of fair value set forth below.

Total purchase consideration was as follows (in 000s except per share amounts):

Purchase price for SHFL common stock (56,626 shares at $23.25 per share)	$1,316,554
Payments in respect of SHFL stock options, restricted shares, restricted share units, and performance units	46,099
Repayment of SHFL debt and other obligations	11,752
Total purchase price	$1,374,405

The following table reflects the preliminary allocation of the purchase price to the identifiable assets acquired and liabilities assumed based on assumptions and estimates with respect to fair value that are subject to change as additional information may become available during the measurement period (up to one year from the acquisition date):

(in 000s)
Current assets	$149,128
Property, plant and equipment	31,409
Leased gaming equipment	34,647
Goodwill	833,151
Intangible assets	510,627
Other long-term assets	11,353
Total assets	1,570,315

Current liabilities	(49,862)
Deferred tax liabilities	(143,176)
Other long-term liabilities	(2,872)
Total liabilities	(195,910)
Net assets acquired	$1,374,405

Note 4. Adjustments to Pro Forma Financial Statements

The pro forma adjustments included in the pro forma financial statements are as follows:

Adjustments to Pro Forma Statements of Operations

A — Reclassification adjustment to conform the presentation of SHFL to the Company’s presentation.  Specific SHFL balances have been reclassified as follows (in 000s):

For the three months ended September 30, 2013

Amount	Description	Reclassification description
$239	Amortization of intangible assets	From cost of gaming equipment and systems to depreciation and amortization
972	Amortization of intangible assets	From cost of product lease, operation and royalty to depreciation and amortization
1,709	Depreciation of property, plant and equipment	From selling, general and administrative to depreciation and amortization
109	Depreciation of property, plant and equipment	From research and development to depreciation and amortization
$3,029	Total of amounts above reclassified to depreciation and amortization

$1,728	Regulatory product approval expenses	From research and development to selling, general and administrative

For the year ended June 30, 2013

Amount	Description	Reclassification description
$978	Amortization of intangible assets	From cost of gaming equipment and systems to depreciation and amortization
4,131	Amortization of intangible assets	From cost of product lease, operation and royalty to depreciation and amortization
7,059	Depreciation of property, plant and equipment	From selling, general and administrative to depreciation and amortization
339	Depreciation of property, plant and equipment	From research and development to depreciation and amortization
$12,507	Total of amounts above reclassified to depreciation and amortization

$6,364	Regulatory product approval expenses	From research and development to selling, general and administrative

B — Adjustment to remove Transaction-related fees and expenses of $5.2 million and $3.3 million for the Company and SHFL, respectively, for the three months ended September 30, 2013 and $1.0 million and $4.0 million for the Company and SHFL, respectively, for the year ended June 30, 2013, as such amounts are non-recurring costs directly related to the Transaction.

C — Adjustment to recognize increased depreciation and amortization expense related to the increased carrying values of SHFL’s tangible and intangible assets, which were adjusted to their estimated fair values.  The estimated useful lives for each identified asset are consistent with their estimated economic benefit.  The estimated fair values of tangible and intangible assets acquired and their estimated useful lives are in the table below.

Property, plant and equipment	Useful Life (Years)	Estimated fair value (in 000s)
Land	Indefinite	$3,965
Buildings and leasehold improvements	5 - 40	14,294
Furniture, fixtures and equipment	3 - 7	13,150
Property, plant and equipment		$31,409

Leased gaming equipment
Leased gaming equipment	3 - 5	$34,647

Intangible assets
Computer Software	2 - 3	$2,669
License Rights	12	1,958
Core technology and content (1)	4 – 18	456,000
Customer relationships	7	43,000
Trademark	5	7,000
Intangible assets		$510,627

(1)                                 Includes $46 million of in-process research and development assets that are not yet subject to amortization until they reach commercial feasibility.

D — Adjustment to recognize the increased value of inventory as an increase to cost of gaming equipment sold.  The increase in the recorded value of inventory related primarily to finished goods, which the Company assumed would be sold within the first year of operations, which is consistent with SHFL’s historical inventory turnover.

E — Adjustment reflects the reversal of SHFL’s interest expense and amortization of debt issuance costs related to its revolving credit facility, which was repaid in connection with the Transaction.

F — Adjustment to record the additional interest expense that would have been incurred during the historical periods presented assuming the Term Loan B was in place and additional borrowings were made on the Company’s existing revolving credit facility as of July 1, 2012. The additional interest expense related to (1) the Term Loan B interest computed using the LIBOR rate (taking into account the 1% floor) plus 3.25% applied to the new debt of $1.1 billion, (2) the additional $330.0 million of borrowings under the Company’s existing revolving credit facility taking into consideration an increased interest rate differential, and (3) the amortization of debt issuance costs and original issue discount over the term of the Term Loan B.

G — Adjustment reflects the tax effects of the pro forma adjustments made to the pro forma statement of operations calculated at the statutory rates in effect in each significant jurisdiction for the time periods presented.

Adjustments to Pro Forma Balance Sheet

A — Reclassification adjustment to conform the presentation of SHFL to the Company’s presentation.  Specific SHFL balances have been reclassified as follows (in 000s):

Amount	Description	Reclassification description
$2,151	Goods and services tax and value added tax receivables	From other current assets to accounts and notes receivable
684	Inventory on trial with customers	From inventory to other current assets
4,929	Prepaid expenses	From other current assets to prepaid assets
4,187	Capitalized software costs	From property, plant and equipment to intangible assets
332	Unrecognized tax benefits	From other liabilities to other income tax liability

B — Adjustment to record the cash received and related current and long-term debt obligations of $1.1 billion under the Term Loan B and $330.0 under the Company’s existing revolving credit facility.

C — Adjustment reflects the cash used to purchase the outstanding SHFL common stock and payment to the holders of SHFL employee equity awards, which is summarized in Note 3.

D — Adjustment includes cash paid for debt issuance costs as well as the original issue discount related to the Term Loan B.

E — Adjustment reflects cash used and the related reduction of debt associated with the retirement of SHFL’s existing revolving credit facility of $2.0 million as of the date of the pro forma balance sheet and other Transaction-related obligations of SHFL paid by the Company.

F — Adjustment to current assets and liabilities to record items at their estimated fair value such as follows (in 000s):

Adjustment	Description
$944	Adjustment to accounts and notes receivable
479	Adjustment to deferred cost of goods sold
953	Adjustment to SHFL debt issuance costs
944	Adjustment to deferred revenue

G — Adjustment to record SHFL inventory at its estimated fair value.  The adjustment related primarily to finished goods.

H — Adjustment to record property, plant and equipment at its estimated fair value. See a detail of such assets by type in note C to the pro forma statements of operations above.

I — Adjustment to record leased gaming equipment at its estimated fair value.

J — Adjustments to record identifiable intangible assets at their estimated fair value.  See a detail of such assets by type in note C to the pro forma statements of operations above.

K — Adjustment represents the elimination of the historical goodwill of SHFL and the addition of the estimated fair value of the goodwill recognized in connection with the Transaction.

L — Adjustment to deferred income tax assets and liabilities to reflect the effect recording the assets and liabilities of SHFL at their estimated fair values without a related step-up in basis for tax purposes.

M — Adjustment represents the elimination of historical equity balances of SHFL.

N — Adjustment to record Transaction-related fees and expenses paid upon completion of the Transaction.